Exhibit 4.11

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 5, 2021, is entered into between HSCP Oregon, LLC, an Oregon limited liability company (“Seller”), High Street Capital Partners, LLC, a Delaware limited liability company (“HSCP” and together with Seller, the “Seller Parties”), and Grown Rogue Distribution, LLC, an Oregon limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns and operates the following businesses (collectively, the “Business”): (a) recreational cannabis production operations and related business activities (the “Producer Business”) at 550 Airport Road, Medford, Oregon 97504 (the “Producer Premises”) pursuant to Oregon Liquor Control Commission (“OLCC”) producer license number 020-1003642197C (the “Producer License”), OLCC wholesale license number 060-1013984A526 (the “Wholesale License”), and OLCC processor license number 030-1013975ABC8 (the “Processor License”), and (b) a retail recreational cannabis dispensary and related business activities (the “Retail Business”) at 8701 SE Powell Boulevard, Portland, Oregon 97266 (the “Retail Premises” and together with the Producer Premises, the “Premises”) pursuant to OLCC retailer license number 050-10026747951 (the “Retailer License” and together with the Producer License, the Wholesale License, and the Processor License, the “Licenses”).

WHEREAS, Seller wishes to sell, convey, and assign to Buyer, and Buyer wishes to purchase, acquire, and assume from Seller, substantially all the assets, and certain specified Liabilities (as defined below), of the Business, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, HSCP owns all of the issued and outstanding equity securities of Seller. HSCP acknowledges, for itself and as the parent of Seller, that it will obtain a material and substantial financial benefit from entering into this Agreement and from the Transactions (as defined below). Therefore, HSCP is willing to enter into this Agreement for the purposes set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. On the terms, and subject to the conditions, set forth in this Agreement, at Closing (as defined below), Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (as defined below), all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets (as defined below)), that relate to, or are used or held for use in connection with, the Business (the “Purchased Assets”), including the following:

(a) all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 3.11(b) of the Disclosure Schedules (as defined below). The term “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Government Authorities (as defined below). The term “Government Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction;

(b) all Contracts set forth on Schedule 1.01(b) (the “Assigned Contracts”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(c) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, point-of sale systems, packaging, telephones, and other tangible personal property, including all security/surveillance equipment (the “Tangible Personal Property”); and

(d) all items set forth on Schedule 1.01(d).

Section 1.02 Excluded Assets. Other than the Purchased Assets subject to Section 1.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms, and on the conditions, set forth in this Agreement, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities: (i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date, which shall be mutually agreed upon by the Parties and set forth on Schedule 1.03(a)(i) to be attached to this Agreement immediately prior to Closing; (ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after Closing, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller as of or at any time before Closing; (iii) those Liabilities of Seller set forth on Schedule 1.03(a)(iii), and (iv) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing.

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, Buyer shall not assume, and shall not be responsible to pay, perform, or discharge, any Liabilities of Seller or its Affiliates under any Assigned Contract that was required to be performed at or before Closing, were not incurred in the ordinary course of business, or relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller at or before Closing. For purposes of this Agreement: (i) “Affiliate” of a Person (as defined below) means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. All Excluded Liabilities are and will remain Seller’s sole responsibility and Seller will pay, perform, and otherwise satisfy timely and in full all Excluded Liabilities.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $3,000,000, subject to reduction as set forth in this Agreement (the “Purchase Price”), to be paid as set forth in Section 1.05, plus the assumption of the Assumed Liabilities. If this Agreement is terminated pursuant to ARTICLE VIII with respect to either the Retail Business or the Producer Business, but not both, then (a) the Purchase Price shall be reduced by the Retail Business Purchase Price (as defined below) or the Producer Business Purchase Price (as defined below), as applicable, and references to the “Purchase Price” in this Agreement shall mean the Purchase Price as so reduced.

Section 1.05 Payment of Purchase Price. Buyer will pay the Purchase Price as follows:

(a) Concurrently with the execution and delivery of this Agreement, Buyer paid to Seller $750,000 (the “Deposit”) in immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.05(a), which shall be applied to the Purchase Price. The Deposit will be non-refundable unless this Agreement is terminated pursuant to Section 8.01(a) or Section 8.01(b); provided, however, if Closing with respect to the Purchased Assets associated with the Retail Business (as contemplated in Section 2.01(b) below) has occurred before this Agreement is terminated, then the Deposit will constitute partial payment for such Purchased Assets and such amount shall be non-refundable notwithstanding the basis for the termination of this Agreement.

(b) At Closing with respect to the Purchased Assets associated with the Retail Business, Buyer will pay Seller $250,000 in immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.05(a), which shall, together with the Deposit, constitute payment in full for such Purchased Assets.

(c) At Closing of the purchase and sale of the Purchased Assets associated with the Producer Business, Buyer will pay the remainder of the Purchase Price (i.e., $2,000,000 if the Purchase Price has not been reduced pursuant to Section 1.04) to Seller as follows depending on when that Closing occurs: (i) if that Closing occurs before the 12-month anniversary of the Effective Date, by delivering to Seller a promissory note in the form attached as Exhibit A (the “Note”) in the original principal amount of $2,000,000, (ii) if that Closing occurs on or after the 12-month anniversary of the Effective Date, but before the 18-month anniversary of the Effective Date, by (A) wiring $750,000 in immediately available funds to Seller in accordance with the wire transfer instructions set forth on Schedule 1.05(a) and (B) delivering to Seller the Note in the original principal amount of $1,250,000, or (iii) if that Closing occurs on or after the 18-month anniversary of the Effective Date, by wiring $2,000,000 in immediately available funds to Seller in accordance with the wire transfer instructions set forth on Schedule 1.05(a). The Note, if delivered, will be secured by a security interest in, and lien upon, only those Purchased Assets associated with the Producer Business. If the Purchase Price is reduced pursuant to Section 1.04 because this Agreement is terminated with respect to the Retail Business, such reduction shall first reduce the amount, if any, due in immediately available funds at the Closing related to the Producer Business under this Section 1.05(c) and will then reduce the original principal amount of the Note.

Section 1.06 Allocation of Purchase Price. The Purchase Price shall be allocated to the Purchased Assets as follows: (a) the Purchased Assets associated with the Retail Business shall be allocated $1,000,000 of the Purchase Price (the “Retail Business Purchase Price”), and (2) the Purchased Assets associated with the Producer Business shall be allocated $2,000,000 of the Purchase Price (the “Producer Business Purchase Price”). The Retail Business Purchase Price and the Producer Business Purchase Price shall be allocated among the Purchased Assets associated with the Retail Business and the Purchased Assets associated with the Producer Business, respectively, for all purposes (including Tax and financial accounting) as shown on Schedule 1.06 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.08 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.09 Sale of a Regulated Business.

(a) As of the Effective Date, each of the Processor License and the Wholesale License is held by Gesundheit Foods, LLC, an indirect subsidiary of HSPC, for the facility located at the Producer Premises, and Gesundheit Foods, LLC has applied to transfer each of the Processor License and the Wholesaler License to Seller at the Producer Premises (together, the “License Transfers”). If the OLCC denies Seller’s pending transfer of location for either of the Processor License or Wholesaler License, or both, then the Parties will cooperate with each other, and take all steps reasonably necessary, to secure an alternative location or approval process that results in the transfer of the Processor License and/or Wholesaler License (as applicable). Seller shall be solely responsible for all fees, costs, and expenses related to, or required by or in connection with, the License Transfers.

(b) The Parties acknowledge and agree that applicable Oregon Law prohibits Buyer from operating the Business until Buyer has itself been approved by the OLCC as a cannabis producer, processor, wholesaler, and retailer at the applicable Premises and the OLCC has approved the change in ownership of the Purchased Assets from Seller to Buyer (collectively, the “OLCC Approval”). As a result, during the period between the Effective Date and the Closing Date, Seller shall continue to own the Business until Closing has occurred. Buyer and Seller have entered into a Management Services Agreement in the form attached hereto as Exhibit B, dated as of the Effective Date, with respect to the Producer Business at the Producer Premises (the “Management Agreement”) whereby Buyer shall, on behalf of Seller, provide services to, and have operational control over, the Producer Business, on the terms and subject to the conditions set forth in the Management Agreement. Each of Buyer and Seller shall comply with its obligations and agreements under and as set forth in the Management Agreement

ARTICLE II

CLOSING

Section 2.01 Closing.

(a) Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement and the other Transaction Documents (as defined below) (the “Transactions”) shall take place remotely via the electronic exchange of documents and signatures on the date or dates mutually selected by the Parties following the date or dates on which the OLCC Approval is issued and all of the other conditions to Closing set forth in

ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The date on which Closing is to occur is referred to as the “Closing Date.”

(b) Assuming the other conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), the Parties may elect to consummate the closing of the purchase and sale of the Purchased Assets associated with the Producer Business and the Retail Business on different dates if the OLCC Approval with respect to the Retail Business and the Producer Business are issued by the OLCC on different dates. If the Parties elect to consummate the closing of the purchase and sale of the Purchased Assets associated with the Producer Business and the Retail Business on different dates, then (i) each such consummation will be a “Closing”, and each date on which a Closing occurs will be a “Closing Date”, for purposes of this Agreement with respect to the Purchased Assets purchased and sold in such consummation, and (ii) at each such Closing, the provisions of this Agreement will apply to the Purchased Assets associated with the Retail Business or Producer Business, as applicable to such Closing.

Section 2.02 Closing Deliverables.

(a) At Closing, Seller shall deliver to Buyer the following:

(i) possession of the Purchased Assets and a bill of sale and assignment and assumption agreement in form and substance reasonably satisfactory to Buyer (the “Bill of Sale and Assignment and Assumption Agreement”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii) evidence, reasonably satisfactory to Buyer, of the release or termination of all Encumbrances on or against any of the Purchased Assets;

(iii) all consents, approvals, and waivers from third parties and Government Authorities necessary for consummation of the Transactions, including all Required Consents (as defined below), or, in each case, an instrument certifying that such consents, approvals, or waivers remain in full force and effect as of Closing to the extent delivered by Seller to Buyer before Closing;

(iv) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of managers and sole member of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment and Assumption Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at Closing (collectively, the “Transaction Documents”) and the consummation of the Transactions, and (B) the names and signatures of the officers of Seller authorized to sign this

Agreement and the other Transaction Documents to which Seller is a party; and

(v) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the Transactions.

(b) At Closing, Buyer shall deliver to Seller the following:

(i) the Note (if applicable and then only at the Closing that includes the Purchased Assets associated with the Producer Business);

(ii) the Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer; and

(iii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the manager of Buyer, which authorize the execution, delivery, and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the Transactions, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which Buyer is a party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As used in this ARTICLE III, the phrase “Seller’s Knowledge” means the: (a) actual knowledge of Zach Davis, Zackry Ayres, Robert Daino, Cecilia Oyediran, and Jim Doherty, and (b) knowledge each of the foregoing individuals would have acquired after reasonable inquiry of the individuals who are responsible for the applicable subject matter within Seller. Except as set forth in the disclosure schedules delivered by Seller to Buyer on the Effective Date (the “Disclosure Schedules”), the Seller Parties represent and warrant to Buyer as follows:

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized and validly existing under the Laws (as defined below) of the State of Oregon. HSCP is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each Seller Party has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. With respect to each Seller Party, the execution and delivery by such Seller Party of this Agreement and the other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the Transactions have been duly authorized by all requisite limited liability company action on the part of such Seller Party. This Agreement has been duly executed and delivered by each Seller Party and constitutes a legal, valid, and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms and conditions. When each other Transaction Document to which either Seller Party is or will be a party has been duly executed and delivered by such Seller Party, such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms and conditions. HSCP is the record and beneficial owner of all issued and outstanding equity securities of Seller and no other Person owns, or any right to acquire (either from Seller or HSCP), any equity securities of Seller.

Section 3.02 No Conflicts or Consents. With respect to each Seller Party, the execution, delivery, and performance by such Seller Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the Transactions, do not and will not: (a) violate or conflict with any provision of the Articles of Organization, operating agreement, or other governing documents of such Seller Party; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Government Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Government Authority (“Government Order”) applicable to such Seller Party, the Business, or the Purchased Assets; (c) other than the OLCC Approval, each landlord’s consent to the assignment of the lease for the Premises from Seller to Buyer, or as otherwise set forth on Section 3.02 of the Disclosure Schedules (collectively the “Required Consents”), require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Government Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Government Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which such Seller Party is a party or by which such Seller Party or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Information. All financial statements, reports, and other financial information (collectively, the “Financials”) that have been provided to Buyer by or on behalf of either Seller Party with respect to the Business: (a) are correct, complete, and consistent with the Seller Parties’ books and records, and (b) fairly present, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

Section 3.04 Undisclosed Liabilities. Neither Seller Party has any Liabilities with respect to the Business, except (a) those that are adequately reflected or reserved against in the Financials, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the date of the Financials that are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Except for the closing of the Producer Business in July 2020, since January 1, 2020: (a) Seller has operated the Business in the ordinary course of business consistent with past practice, and (b) other than COVID-19, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (ii) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Assigned Contract. To Seller’s Knowledge, no event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 3.07 Purchased Assets.

(a) Seller is the sole owner of, and has (and will convey to Buyer at Closing) good, valid, and marketable title to, all of the Purchased Assets, free and clear of all Encumbrances.

(b) The Tangible Personal Property: (i) is adequate for the uses to which it has been and is being put, and (ii) subject to the Management Agreement, is in good operating condition and does not require maintenance or repairs other than ordinary, routine maintenance and repairs that are not material in nature or cost.

(c) As of the Effective Date: (i) Seller has sufficient inventory and supplies to operate the Retail Business in the ordinary course of business consistent with past practices over the preceding 12 months, and (ii) such inventory and supplies are of a quality and quantity usable and salable in the ordinary course of business consistent with past practice.

(d) The Purchased Assets (including the Assigned Contracts) (i) are sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted before Closing, (ii) constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted, and (iii) include all of the operating assets of the Business. None of the Excluded Assets are material to the continued operation of the Business after Closing.

Section 3.08 Intentionally Omitted.

Section 3.09 Material Suppliers. Section 3.09 of the Disclosure Schedules sets forth with respect to the Retail Business (a) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of 2019 and year-to-date 2020 (collectively, the “Material Suppliers”); and (b) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.10 Legal Proceedings; Government Orders.

(a) Except for the Notice (as defined below), there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”), pending or, to Seller’s knowledge, threatened against or by either Seller Party: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Government Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.11 Compliance with Laws; Permits.

(a) Other than the federal illegality of marijuana, Seller is, and at all times since January 1, 2017, has been, in compliance in all material respects with all Laws relating to the Purchased Assets or the operation of the Business. Seller has not received any written notice of alleged violation of any Laws.

(b) Section 3.11(b) of the Disclosure Schedules lists all Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. The Permits set forth on Section 3.11(b) of the Disclosure Schedules: (i) are all of the Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets and (ii) are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.11(b) of the Disclosure Schedules.

Section 3.12 Taxes. All Taxes due and owing by Seller (whether or not shown on a tax return) have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and materially correct in all respects. Seller is not a "foreign person" as that term is defined in Treasury Regulation Section 1.1445-2. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been, or will be, properly completed and timely filed. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.13 Leases. Seller owns no real property. Except for the Premises, Seller does not lease any other real property in connection with the Business. Seller has a valid leasehold interest in the Premises and enjoys peaceful possession thereof. Seller will deliver to Buyer at Closing documentation satisfactory to Buyer confirming that each lease for the Premises is in full force and effect and that Seller’s leasehold interest in the Premises will be transferred to Buyer at Closing.

Section 3.14 Employees and Employee Benefit Plans.

(a) Set forth on Section 3.14(a) of the Disclosures Schedules is a complete and accurate list of all employees of the Retail Business, as of the Effective Date, together with their dates of hire, positions, and compensation. Seller does not have any employees, contractors, or consultants for the Producer Business. Except as set forth on Section 3.14(a) of the Disclosure Schedules, Seller is not a party to any employment, noncompetition, or other agreement of any nature whatsoever with Seller’s current or past employees. All of the employees of the Business are “at will” employees, and Seller will have paid all employees of the Business all compensation and benefits of any type or nature earned by, or due to, them through Closing.

(b) Seller is and has been in compliance with all Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence, unemployment insurance, and employee benefit plans. All individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all applicable Laws.

(c) Except as set forth on Section 3.14(c) of the Disclosure Schedules, Seller does not have and has never maintained any pension, profit sharing, fringe benefit, or deferred compensation plans covering any of its current or former employees.

Section 3.15 Environmental. The Business is, and at all times has been, in full compliance with all Permits, licenses, orders and authorizations related to, and has not been and is not in violation of or liable under, any Laws related to hazardous materials or hazardous waste or which are designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the environment or public health and safety. There have been no private or governmental claims, citations, complaints, notices of violation, or letters made, issued to, or threatened against the Business or the Purchased Assets by any Government Authority or other Person for the impairment or diminution of, or damage, injury, or other adverse effects to, the environment or public health resulting from Seller’s ownership, use, or operation of the Business or the Purchased Assets. Seller has no basis to expect to receive, nor has Seller or the Business or any other Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to any hazardous activity, hazardous waste, or hazardous materials, or any alleged, actual, or potential violation or failure to comply with any Law associated with, or of any alleged, actual, or potential obligation to undertake or bear the cost of any, environmental, health, and safety Liabilities.

Section 3.16 Insurance. Seller maintains insurance covering the assets of the Business and any Liabilities relating thereto, which policies are valid and in full force and effect, and Seller will maintain such insurance coverage through Closing. Seller is not in material default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

Section 3.17 Management Agreement. Seller has complied with the terms and conditions of the Management Agreement, and will continue to comply with the terms and conditions of the Management Agreement until it is terminated.

Section 3.18 Brokers. Seller has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions.

Section 3.19 No Fraudulent Conveyance. Seller has not disposed of or transferred any of its assets in a manner that would constitute, and the consummation by Seller of the Transactions will not constitute, a fraudulent conveyance or fraud on creditors of Seller under applicable Law.

Section 3.20 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized and validly existing under the Laws of the State of Oregon. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the Transactions, do not and will not: (a) violate or conflict with any provision of the Articles of Organization, operating agreement, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Government Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Government Order.

Section 4.03 Brokers. Buyer has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transactions.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05 Management Agreement. Buyer has complied with the terms and conditions of the Management Agreement, and will continue to comply with the terms and conditions of the Management Agreement until it is terminated.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business.

(a) Except as permitted, required, or contemplated by this Agreement, and subject to the terms and conditions of the Management Agreement, from the Effective Date until the earlier of Closing or the termination of this Agreement under ARTICLE VIII, Seller will conduct the Business only in the ordinary course of business consistent with its past practices.

(b) Seller received a Notice of Proposed License Cancellation and Seizure and Destruction of Marijuana Items, dated July 22, 2020, from the OLCC (the “Notice”) asserting that Seller and certain other named parties violated applicable Oregon Law in connection with operating the Retail Business. Seller and its Affiliates shall (i) take all actions necessary to remedy any violation of applicable Oregon Law in connection with the operation of the Retail Business, and (ii) diligently work to resolve all violations set forth in the Notice.

Section 5.02 Access to Information. Subject to applicable Law, from the Effective Date until the earlier of Closing or the termination of this Agreement under ARTICLE VIII, Seller will, and will cause its directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to, promptly upon request from Buyer or its Representatives, give Buyer and its Representatives reasonable access during normal business hours to the Premises and to Seller’s books and records, Tax Returns, Contracts, properties, assets, personnel, and other financial and operating information relating to the Business that Buyer or its Representatives reasonably request.

Section 5.03 Notices of Certain Events. From the Effective Date until the earlier of Closing or the termination of this Agreement under ARTICLE VIII, Seller will promptly notify Buyer of: (a) any notice or other communication it receives from any Person (including any Government Authority) in connection with the Transactions or the Business; and (b) any event, condition, or circumstance occurring at or before Closing that would reasonably be expected to give rise to a breach of any representation or warranty set forth in ARTICLE III.

Section 5.04 Confidentiality. From and after the Closing, each Seller Party shall, and shall cause their respective Affiliates and its and their Representatives to, hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller Party can show that such information: (a) is generally available to and known by the public through no fault of either Seller Party, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by a Seller Party, any of their Affiliates, or their respective Representatives from and after Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If either Seller Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by Government Order or Law, Seller Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information that is legally required to be disclosed, provided that the Seller Parties shall, at Buyer’s expense, use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.05 Exclusivity. During the period from the Effective Date until the earlier of the Closing or the termination of this Agreement under ARTICLE VIII, neither Seller Party shall take, or permit any of their Affiliates or their respective Representatives to take, any action to solicit, encourage, initiate, or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and its Affiliates) concerning any sale, transfer, or other disposition of the Business, including any sale, transfer, or other disposition of the Purchased Assets or other material assets used in the Business, the sale, transfer or other disposition of equity in, or merger or consolidation of, any Person that owns material assets used in the Business or similar transaction involving the Business (each such acquisition transaction, an “Alternative Transaction”). Upon execution of this Agreement, Seller Parties shall immediately cease and cause to be terminated any existing activities, discussions, communications, access or negotiations with any Person (other than Buyer) conducted heretofore with respect to any possible Alternative Transaction.

Section 5.06 Approvals and Consents.

(a) Each Party shall, as promptly as possible after the Effective Date, (i) make, or cause or be made, all filings and submissions required under applicable Law, including (A) Buyer’s submission to the OLCC of completed applications for new licenses to replace the Licenses, and (B) Seller’s submission to the OLCC of a request to change ownership of the Purchased Assets from Seller to Buyer; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Government Authorities (including the Required Consents and the OLCC Approval) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly making such filings and submissions and seeking to obtain all such consents, authorizations, orders and approvals. Neither Party shall willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02 of the Disclosure Schedules or otherwise included in the definition of “Required Consents.”

Section 5.07 Employees. Effective as of Closing, Seller shall terminate the employment of the employees of the Retail Business (the “Employees”) and its relationship with the independent contractors of the Retail Business (if any) (the “Independent Contractors”), and Buyer shall have the right, but not the obligation, to offer employment or enter into contracts with any of such Employees and Independent Contractors as Buyer determines in its sole discretion. Seller shall use commercially reasonable efforts to assist Buyer, at Buyer’s expense, in having all of the Employees and Independent Contractors that Buyer desires to hire or retain accept employment agreements, at-will employment offers, or independent contractor agreements, as applicable, from Buyer on terms and conditions acceptable to Buyer. Notwithstanding the hiring or retaining by Buyer of any Employee or Independent Contractor, Buyer shall not assume any Liabilities with respect to the termination of any Employee or Independent Contractor or any employee policies of Seller. The Selling Parties hereby consent to the hiring or retaining of any such Employee or Independent Contractor and waive any claims or rights Seller may have against the Buyer or any Employee or Independent Contractor under any non-competition, confidentiality, employment, or independent contractor agreement.

Section 5.08 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable arising out of any period from and after the Closing Date, Seller or its Affiliate shall remit such funds to Buyer within five business days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any accounts receivable arising out of any period prior to the Closing Date, Buyer or its Affiliate shall remit such funds to Seller within five business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five business days after its receipt thereof.

Section 5.09 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due.

Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.10 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE VI

CLOSING CONDITIONS

Section 6.01 Conditions to Buyer’s Obligations. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions at or prior to Closing:

(a) No Action will have been commenced and be continuing, and no investigation by any Government Authority will have been commenced and be continuing, against the Seller Parties or Buyer or any of their respective Affiliates, that, in each case, seeks to restrain or prevent, or questions the validity of, the Transactions.

(b) The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and all representations and warranties of the Seller contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof, and, except to the extent such representations and warranties refer to a specific date (which shall be true and correct as of such date), as of the Closing Date as though made by the Seller on and as of the Closing Date;

(c) Seller shall have performed and complied with all covenants and agreements required to be performed or complied with by it hereunder;

(d) Buyer shall have received from Seller a certificate, dated as of the Closing Date, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in this Section 6.01 have been satisfied;

(e) Buyer shall have received a Certificate of Existence with respect to Seller, issued by the Secretary of State of the State of Oregon, dated within thirty days of the Closing Date;

(f) Since the Effective Date, no Material Adverse Effect has occurred with respect to the Business.

(g) The manager and member of Seller shall have approved this Agreement and the Transactions;

(h) the License Transfers shall have occurred or, alternatively, the parties shall have mutually agreed in writing to an alternative location or approval process that results in the transfer of the Processor License and/or Wholesaler License (as applicable);

(i) Buyer shall have received the OLCC Approval; and

(j) Seller shall have delivered to Buyer all items required to be delivered by Seller at Closing under Section 2.02(a).

Section 6.02 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or waiver ty Seller in writing) of the following conditions at or prior to Closing:

(a) No Action will have been commenced and be continuing, and no investigation by any Government Authority will have been commenced and be continuing, against the Seller Parties or Buyer or any of their respective Affiliates, that, in each case, seeks to restrain or prevent, or questions the validity of, the Transactions.

(b) the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c) Buyer shall have performed and complied with all conditions and agreements required to be performed or complied with by it under this Agreement; and

(d) Buyer shall have delivered to Seller all items required to be delivered by Buyer at Closing under Section 2.02(b).

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive for a period of 18 months after the Closing.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, the Seller Parties shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability;

(d) the ownership or use of the Purchased Assets or the Premises, or the operation of the Business, at or before Closing; or

(e) the Notice.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) the ownership or use of the Purchased Assets or the Premises, or the operation of the Business, after Closing.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Right of Setoff. If either (a) a court of competent jurisdiction finally determines that a Buyer Indemnitee is entitled to indemnification for Losses under this Agreement, or (b) the Parties agree in writing that a Buyer Indemnitee is entitled to Losses under this Agreement, Buyer may, upon written notice to Seller, satisfy all or any part of the claim for such Losses by setting off such Losses against amounts owing under the Note.

Section 7.06 Cumulative Remedies. The rights and remedies provided in this ARTICLE VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.07 Limitation on Damages. Except in the case of fraud, willful misconduct, or violation of Law, in no event will the Seller Parties’ liability for damages to Buyer under Section 7.02(a) of this Agreement exceed the Purchase Price.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, in full or as to only the Producer Business or the Retail Business, at any time prior to Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.01 and such breach, inaccuracy, or failure has not been cured by Seller within 10 days after Seller’s receipt of written notice of such breach inaccuracy, or failure from Buyer;

(ii) a final order is issued based on the Notice as contemplated by Section 5.01(b); or

(c) By Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.02 and such breach, inaccuracy, or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach, inaccuracy, or failure from Seller.

Section 8.02 Effect of Termination. If this Agreement is terminated in accordance with this ARTICLE VIII, this Agreement shall become void and there shall be no liability on the part of any Party except: (a) as set forth in this ARTICLE VIII and ARTICLE IX hereof; and (b) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	HSCP Oregon, LLC
c/o Acreage Holdings, Inc.
450 Lexington Avenue, #3308
New York, NY 10163
Attention: Zach Davis
Email: z.davis@acreageholdings.com

with a copy to:	Cozen O’Connor
One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: Joseph C. Bedwick
E-mail: jbedwick@cozen.com

If to Buyer:	Grown Rogue Distribution, LLC
655 Rossanley
Medford, OR 97530
Attention: Obie Strickler
Email: obie@grownrogue.com

with a copy to:	Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland OR 97204
Attention: Jeffrey Woodcox
Email: jeff.woodcox@tonkon.com

Section 9.03 Definition of Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect, change, event, or circumstance (each, an “Effect” and collectively, “Effects”) that, individually or together with any other effects, changes events, or circumstances, has had or would reasonably be expected to have a material adverse impact on the Business; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect relating to COVID 19; (ii) any Effect resulting from compliance with the terms and conditions of this Agreement, including the taking of any action required or otherwise contemplated by this Agreement; (iii) any Effect that results from changes in general economic, business conditions, acts of war or terrorism or other force majeure events; (iv) any Effect that results from changes affecting the industry in which the Company operates generally; (v) any Effect that results from the failure by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance for any period; (vi) the taking of any action approved or consented to by Buyer; (vii) any Effect that results from any action required to be taken under applicable Law; (viii) any Effect that results from any change in accounting principles or requirements or change in applicable Law, or the interpretation or enforcement thereof; and (ix) any Effect that results from any breach by Buyer of this Agreement; provided, further, that any Loss that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

Section 9.04 Interpretation; Headings. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the Transactions may be instituted in the federal courts of the United States of America or the courts of the State of Oregon in each case located in the city of Portland and county of Multnomah, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute. Each Party hereby waives any right to a trial by jury in any action seeking to enforce any provision of this Agreement, for damages for any breach under this Agreement, or otherwise for enforcement of any right or remedy hereunder.

Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SELLER PARTIES:	HSCP OREGON, LLC

	By:	/s/ Kevin Murphy
	Name:	Kevin Murphy
	Title:	Manager

HIGH STREET CAPITAL PARTNERS, LLC
A Delaware limited liability company

By: ACREAGE HOLDINGS AMERICA, INC.,
a Nevada corporation, its sole Manager

By:	/s/ Kevin P. Murphy
Name:	Kevin P. Murphy
Title:	President

BUYER:	GROWN ROGUE DISTRIBUTION, LLC

By:
	Name:	Obie J. Strickler
	Title:	Manager

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SELLER PARTIES:	HSCP OREGON, LLC

By:
Name:
Title:

HIGH STREET CAPITAL PARTNERS, LLC

By:
Name:
Title:

BUYER:	GROWN ROGUE DISTRIBUTION, LLC

	By:	/s/ J. Obie Strickler
	Name:	J. Obie Strickler
	Title:	Manager

[Signature Page to Asset Purchase Agreement]

SCHEDULE 1.01

Additional Purchased Assets

(b)

1.	Retail Lease, dated February 2017, by and between 8701 Investors, LLC and HSCP Oregon, LLC

2.	Lease Agreement, dated August 2, 2016, by and between Airport Road LLC, and HSCP Oregon, LLC as amended by that certain Amendment to Lease dated April 23, 2020

(d)

1.	All prepaid expenses, credits, advance payments, and deposits relating to the Business, including all security deposits with the landlords for the Producer Premises and the Retail Premises; provider, however, that Buyer shall reimburse Seller for (a) 50% of the $20,000 security deposit with the landlord for the Retail Premises, such reimbursement to be made at the Closing related to the Retail Business (such 50% being $10,000), and (b) 50% of the $80,000 security deposit with the landlord for the Producer Premises, such reimbursement to be made at the Closing related to the Producer Business (such 50% being $40,000).

2.	With respect to the Retail Business, (a) all inventory held for resale, and (b) in each case to the extent transferable to Buyer, all telephone numbers and point-of-sale systems related to the Retail Business.

3.	All maintenance files relating to the Tangible Personal Property.

4.	With respect to the Retail Business, all customer lists, customer purchasing histories, price lists, supplier lists, and customer complaint and inquiry files.

Sch. 1.01-1

SCHEDULE 1.03

Assumed Liabilities

(a)(i)

[List of agreed upon assumed trade accounts payable to be included as of Closing]

(a)(iii)

None.

Sch. 1.03-1

SCHEDULE 1.06

Allocation Schedule

	Value
Asset Class	Grow	Retail
I – Cash and Cash Equivalents	$-	$-
II – Securities	-	-
III – Accounts Receivable	110,837	20,000	Include security deposits
IV – Inventory	99,867	127,521
V – Fixed Assets	1,749,959	204,699	Net of liability
VI – Intangibles	450,000	200,000	License values at FV
VII – Goodwill	-	591,998

Total	$2,410,663	$1,144,218	Purchase price plus liability assumed

	2,410,663	1,144,218

	-	-

Excluded all interco assets/liabilities
Only liability assumed is lease liability

Accounts receivable
A/R	30,837	-
Deposits	80,000	20,000
	110,837	20,000

Fixed assets
Fixed assets	2,857,758	8,504
Lease/ROU asset	407,507	196,195
Lease liability	(410,663)	(144,218)
	2,854,602	60,481

Intangibles
Grower license	250,000
Processing license	100,000
Wholesale licence	100,000
Retail license		200,000
	450,000	200,000

Sch. 1.06-1

EXHIBIT A

Form of Promissory Note

See attached.

A-1

SECURED PROMISSORY NOTE

$[●]	[DATE]
Medford, Oregon

FOR VALUE RECEIVED, Grown Rogue Distribution, LLC, an Oregon limited liability company (“Maker”), hereby promises to pay to HSCP Oregon, LLC, an Oregon limited liability company (“Holder”), the principal sum of $[●] (the “Principal”)1.

This Secured Promissory Note (this “Note”) has been executed and delivered by Maker pursuant to the terms of that certain Asset Purchase Agreement, dated [●], 2021 (the “Purchase Agreement Effective Date”), between Maker and Holder (the “Purchase Agreement”). This Note is the “Note” defined in Section 1.05(c) of the Purchase Agreement. Capitalized terms used but not defined in this Note have the respective meanings given to them in the Purchase Agreement.

1. Principal Payments. Subject to the terms of this Note and any Offsets (as defined below), Maker will repay the Principal as follows:

(a) one principal payment of $[●] due and payable on the 12-month anniversary of the Purchase Agreement Effective Date; and

(b) one principal payment of $[●] due and payable on the 18-month anniversary of the Purchase Agreement Effective Date.

2. Maturity. Maker will pay all then-remaining Principal, plus any other amounts due and owing from Maker to Holder under this Note, on the 18-month anniversary of the Purchase Agreement Effective Date.

3. Late Charge. If any payment of Principal due under this Note is not paid within five (5) business days after the due date, Holder shall have the option to charge Maker a late charge of five percent (5%) of the amount that is overdue (the “Late Charge”). The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall be added to any subsequent payments due under Note.

4. Application of Payments. All payments under this Note will be applied first to any Late Charges due and owing from Maker to Holder under this Note and then to the unpaid Principal.

5. Prepayment. Maker may prepay all or any portion of the Principal without notice to, or the prior written consent of, Holder, and without any penalty or premium.

6. Place of Payment. All payments to be made to Holder under this Note will be made as directed from time to time in writing from Holder delivered to Maker. Absent

[1]	Note to Draft: The Principal, and resulting amount of each payment of Principal, will depend on, and will determined as of, the Closing Date.

such direction, payments shall be delivered to Holder’s attention at the address set forth in Section 12(a).

7. Offset. Maker has the right to offset any Losses for which it is entitled to indemnification from Holder under the Purchase Agreement against amounts otherwise owing from Maker under this Note (each, an “Offset”). Any Offset shall (a) be applied as a permanent reduction of the unpaid amount of the Principal as of the date of such Offset, and (b) reduce on a dollar-for-dollar basis the amount of the principal payments due under Section 1 in the order in which they are due. For the avoidance of doubt, Holder shall be and remain liable to Maker under the Purchase Agreement for any Losses for which Maker is entitled to indemnification under the Purchase Agreement if and to the extent that either (y) Maker does not exercise its right of offset under the Purchase Agreement and this Note, or (z) if Maker does exercise such right, the Losses exceed the amount of the Offset.

8. Default.

(a) Events of Default. Any one of the following will constitute an “Event of Default” under this Note:

(i) after giving effect to any Offset, Maker’s failure to pay any amount under this Note when due after Maker receives written notice of such failure from Holder and Maker does not cure the failure within five (5) business days after receipt of such written notice;

(ii) Maker’s breach of any of its obligations under Section 9 with respect to the Collateral (as defined below) if such breach continues uncured for fifteen (15) business days after Maker receives written notice of the breach from Holder;

(iii) pursuant to the United States Bankruptcy Code or any other federal or state Law relating to insolvency of debtors (a “Bankruptcy Law”), Maker: (A) commences a voluntary case or proceeding; (B) consents to the entry of any order for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official with respect to its assets; or (D) makes an assignment for the benefit of its creditors;

(iv) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against Maker in an involuntary case; (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or substantially all of Maker’s property; or (C) orders Maker’s liquidation, if, in each case under subsections (A), (B), and (C) of this Section 8(a)(iv), the order or decree has not been dismissed within 90 days after the order or decree was entered; or

(v) Maker’s breach of any covenant or obligation contained in this Note or in the Purchase Agreement if such breach continues uncured for fifteen (15) business days after Maker receives written notice of the breach from Holder.

(b) Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Holder may exercise the following rights and remedies:

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(i) declare the remaining unpaid Principal and any Late Charges immediately due and payable upon advance written notice by Holder to Maker all without presentment, demand, protest, notice of protest, dishonor or other notice, all of which are hereby expressly waived;

(ii) foreclose or otherwise enforce its security interest in the Collateral in any manner permitted by applicable Law (including the Uniform Commercial Code as in effect in the State of Oregon); and

(iii) exercise any other rights and remedies available to Holder under or pursuant to applicable Law or agreement or in equity.

9. Security.

(a) Grant of Security Interest. To secure the timely payment and performance by Maker of its obligations under this Note (collectively, the “Obligations”), Maker hereby grants to Holder a security interest in the Collateral.

(b) Collateral Defined. For purposes of this Note, “Collateral” means and is limited to the following: (i) the Purchased Assets associated with the Producer Business (the “Producer Assets”) and (ii) any proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of the Producer Assets.

(c) Perfection of Security Interest. To the extent permitted by applicable Law (including the Uniform Commercial Code as in effect in the State of Oregon), Maker hereby authorizes Holder to file UCC financing statements in all jurisdictions and with all filing offices as Holder determines, in its reasonable discretion, are necessary to perfect the security interest in the Collateral granted to Holder in this Note. Such UCC financing statements may describe the Collateral in the same manner as described in Section 9(b) or may contain an indication or description of the Collateral that describes such property in any other manner as Holder determines, in its reasonable discretion, is necessary to ensure the perfection of Holder’s security interest in the Collateral

(d) Release of Collateral. Upon payment in full of the Obligations: (i) the security interest granted in the Collateral by this Note shall automatically, and without any further action required by any Person, terminate, and (ii) all liens upon any and all Collateral under this Note shall be released, and (iii) Holder shall, at Maker’s request and expense, execute and deliver in recordable form any and all documents and instruments appropriate to evidence such release.

(e) Transactions involving Collateral. So long as the Obligations remain unpaid, Maker shall not sell or otherwise transfer or dispose of the Collateral except in the ordinary course of business or with Holder’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Without Holder’s prior written consent, Maker shall not pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest granted by this Note. Unless waived by Holder, upon the occurrence of an Event of Default, all proceeds from any disposition of the Collateral (for whatever reason) shall be held in trust for the benefit of Holder and shall not be commingled with any other funds, which

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proceeds shall (i) first be applied to reimburse Holder for the costs and expenses, if any, that Holder incurred in connection with such disposition, (ii) then released and paid to Holder to the extent of the then-remaining unpaid Principal, and (iii) finally the remaining balance of such proceeds will be released and paid to Maker.

10. Cost of Collection. Maker shall pay all costs of collection, attorney fees, and disbursements incurred by Holder in connection with any default by Maker on this Note, whether or not legal proceedings are instituted. If any legal proceeding is instituted by Holder to collect any sum due and owing under this Note, or if Holder appears in any bankruptcy or similar proceeding with respect to Maker, Maker shall pay Holder’s costs, disbursements, and reasonable attorney fees in such proceeding and in any appeal therefrom.

11. Waivers.

(a) No failure by Holder to exercise any right or remedy under this Note, whether before or after an Event of Default occurs, will constitute a waiver of such default, and no waiver of any past Event of Default will constitute a waiver of any future Event of Default or of any other Event of Default. No (i) failure to accelerate the debt evidenced by this Note following an Event of Default, (ii) acceptance of a past due installment of Principal, (iii) acceptance of a Late Charge, or (iv) indulgence granted from time to time, will be construed to waive the right to insist upon prompt payment thereafter, the right to impose Late Charges retroactively or prospectively, or will be deemed to be a novation of this Note or as a reinstatement of the debt evidenced by this Note or as a waiver of such right of acceleration or any other right, or be construed to preclude the exercise of any right that Holder may have, whether under the Laws of Oregon, by agreement or otherwise. To the extent permitted by applicable Law, Maker expressly waives the benefit of any statue or rule of law or equity that would produce a result contrary to or in conflict with the preceding.

(b) Maker hereby: (i) waives presentment for payment, notice of dishonor or nonpayment, notice of acceleration, demand, protest, notice of protest, diligence in collection or other indulgence, or notice of any kind whatsoever; and (ii) assents without notice to extensions of time of payment, release, or forbearance or other indulgence.

12. Miscellaneous.

(a) Notice. All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication under this Agreement shall be deemed duly given (i) upon personal delivery; (ii) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (iii) upon receipt if sent by a nationally recognized overnight courier (receipt requested); and (iv) upon successful facsimile or e-mail transmission, and addressed to the intended recipient as set forth below.

If to Holder:

HSCP Oregon, LLC

c/o Acreage Holdings, Inc.

450 Lexington Avenue, #3308

New York, NY 10163 USA

Attention: Zach Davis

Email: z.davis@acreageholdings.com

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with a copy, which shall not constitute notice, to:

Cozen O’Connor

One Liberty Place

1650 Market Street

Philadelphia, PA 19103

Attention: Joseph C. Bedwick

E-mail: jbedwick@cozen.com

If to Maker:

Grown Rogue Distribution, LLC

655 Rossanley

Medford, OR 97530

Attention: Obie Strickler

Email: obie@grownrogue.com

with a copy, which shall not constitute notice, to:

Tonkon Torp LLP

888 SW Fifth Avenue, Suite 1600

Portland OR 97204

Attention: Jeffrey Woodcox

Email: jeff.woodcox@tonkon.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this section.

(b) Assignment. Neither party may assign this Note or delegate its duties hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) Successors and Assigns. Subject to Section 12(b), this Note will be binding on Maker and Holder and their respective successors and assigns, and will inure to the benefit of and be enforceable by each Person who is the holder of this Note from time to time and each such Person’s successors, assigns, heirs, executors, and administrators.

(d) Amendment. This Note and any of its terms may be modified, amended, waived, or terminated only by a written instrument signed by the party against whom enforcement of that modification, amendment, waiver, or termination is sought.

(e) Governing Law; Venue. This Note is governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Note.

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(f) Waiver of Jury Trial. MAKER AND HOLDER EACH HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THE CONTEMPLATED TRANSACTION.

(g) Severability. Each provision of this Note is severable. If any provision is determined to be unenforceable, then this Note will be reformed to the narrowest extent necessary to render it enforceable consistent with the parties’ original intentions.

(h) Entire Agreement. This Note and the Purchase Agreement constitute the entire agreement of the parties, and supersedes all other prior discussions, agreements, or understandings, with respect to the subject matter hereof.

(i) Statutory Notice. Under Oregon law, most agreements, promises, and commitments made by a holder concerning loans and other credit extensions that are not for personal, family, or household purposes or secured solely by the Maker’s principal residence must be in writing, express consideration, and be signed by the financial institution to be enforceable.

[Signature page follows]

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IN WITNESS WHEREOF, Maker has executed this Note as of the date set forth above.

Grown Rogue Distribution, LLC

By:
J. Obie Strickler, Manager

Acknowledged and Accepted By:

HSCP Oregon, LLC

By:
Name:
Title:

[Signature page to Secured Promissory Note]

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EXHIBIT B

Form of Management Services Agreement

See attached.

B-1

Execution Version

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated and effective February 5, 2021 (the “Effective Date”), is made and entered into between Grown Rogue Distribution, LLC, an Oregon limited liability company (“Manager”), and HSCP Oregon, LLC, an Oregon limited liability company and wholly-owned subsidiary of High Street Capital Partners, LLC, a Delaware limited liability company (“Owner”). Manager and Owner are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Owner leases certain real property located at 550 Airport Road, Medford, Oregon 97504 (the “Licensed Premises”). The Licensed Premises is used for recreational cannabis production operations (the “Business”) under OLCC producer license number 020-1003642197C (the “Producer License”), OLCC wholesale license number 060-1013984A526 (the “Wholesale License”), and OLCC processor license number 030-1013975ABC8 (the “Processor License” and together with the Producer License and Wholesale License the “OLCC Licenses”).

B. Owner is in the process of changing the location of the Processor License and Wholesaler License to the Licensed Premises.

C. Owner desires that Manager manage and conduct the Business on the Licensed Premises beginning on the Effective Date and continuing through the Term (as defined below).

D. Manager is capable of performing and managing recreational cannabis production operations on the Licensed Premises for Owner.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Term of Management. The term (the “Term”) of this Agreement shall begin on the Effective Date and terminate on the earlier of (a) the closing of the transactions under that certain Asset Purchase Agreement executed by the Parties as of the Effective Date (the “Purchase Agreement”) relating to Manager’s purchase of substantially all of the assets of the Business; (b) immediately following written notice from Owner to Manager of a material breach of the terms of this Agreement, including any material violation of OLCC rules and regulations relating to the operation of the Business under the OLCC Licenses at the Licensed Premises that is not cured within 30 days after Owner delivers written notice of such breach or violation to Manager; or (c) immediately following written notice from Manager to Owner (which Manager may but shall not be obligated to deliver) at any time after the Purchase Agreement is terminated. This Agreement, and all obligations of Owner and Manager under this Agreement, will automatically terminate at the end of the Term without any further act on the part of either Party or any other person or entity. If this

Agreement is terminated or canceled pursuant to the provisions hereof or by court order, the date of said termination or cancelation shall also be the substituted expiration date of this Agreement.

2. Nature of Management Service.

2.1. Manager Obligations. During the Term, Manager shall act as the exclusive manager for, and, subject to Section 8 of this Agreement, the exclusive operator of, the Business on the Licensed Premises. Manager shall devote such time, skill, and efforts to the performance of its obligations under this Agreement as are required to care for the operation of the Business on the Licensed Premises in accordance with accepted cannabis production in Jackson County, Oregon. In connection with such management, Manager shall supervise, care for, and maintain the Licensed Premises and provide all services, labor, materials, and equipment necessary to operate the Business on the Licensed Premises.

2.2. Owner Obligations. During the Term, Owner shall not, directly or indirectly, sublease the Licensed Premises or contract with any other person or entity to manage or operate the Business. Owner will, at its own cost, continue to process the change of location applications related to the Processor License and the Wholesale License and will keep Manager reasonably informed on the status and progress of such applications.

3. Payment of Fees and Charges.

3.1. Payment of Expenses. Attached Schedule 3.1 sets forth as of the Effective Date all of the operating expenses of the Business (collectively, the “Expenses”), the person to whom each such expense is owed, and the due date and frequency (i.e., monthly, quarterly, annually, or other) of each Expense. Manager will be responsible for the Expenses and any other operating expenses for the Business that Manger incurs or with respect to which Manager agrees in writing to pay and be responsible.

3.2. Manager Compensation. The Parties understand and agree that Section 3.4 and the terms of the Purchase Agreement represent full and fair compensation for Manager’s services under this Agreement.

3.3. Additional Charges. If Owner incurs or becomes obligated to pay any expenses with respect to the Business other than those contemplated by Section 3.1, all such additional expenses will be the sole responsibility of Owner and Owner shall pay such additional expenses in full when due. If Owner fails to do so, then Manager may, but will not have any obligation to, pay such additional expenses on behalf of Owner and Owner shall reimburse Manager for the amount paid promptly, but in any event within 10 business days, after receipt of a written invoice from Manager therefor. For the avoidance of doubt, Owner will be responsible for all costs associated with the change of location applications for the Processor License and Wholesale License.

3.4. Product. Manager shall be entitled to transfer all cannabis product produced by the Business at the Licensed Premises to its own OLCC wholesaler license for sale and distribution for Manager’s own account.

Management Services Agreement

4. Indemnity.

4.1. Indemnity by Manager. Manager shall be liable for, and shall indemnify, defend, and hold harmless Owner, its affiliates, parents, members, officers, directors, employees, and agents from and against, any and all claims, damages, loss, cost (including reasonable attorneys’ fees), causes of action, suits, and liabilities of any kind occasioned by or in connection with or arising out of:

4.1.1. any negligent act or omission or intentional misconduct of Manager, its agents, employees, or contractors in the performance of Manager’s duties under this Agreement;

4.1.2. any failure of Manager to perform its obligations under this Agreement;

4.1.3. any failure of Manager to follow applicable law;

4.1.4. any breach of a representation or covenant made or given by Manager under this Agreement; and

4.1.5. any loss or damage, either general, special or consequential, to the Licensed Premises or the Business during the Term, other than loss or damage that is the fault of Owner.

4.2. Indemnity by Owner. Owner shall be liable for, and shall indemnify, defend, and hold harmless Manager, its affiliates, members, officers, directors, employees, and agents from and against, any and all claims, damages, loss, cost (including reasonable attorney’s fees), causes of action, suits, and liabilities of any kind occasioned by or in connection with or arising out of:

4.2.1. any negligent act or omission or intentional misconduct of Owner, its agents, employees, or contractors, not including Manager, relating to the use or occupancy of the Licensed Premises;

4.2.2. any failure of Owner to perform its obligations under this Agreement;

4.2.3. any failure of Owner to follow applicable law; and

4.2.4. any breach of a representation or covenant made or given by Owner under this Agreement.

5. Limitation of Liability. EXCEPT WITH RESPECT TO CLAIMS DERIVING FROM THE OBLIGATIONS SET FORTH IN SECTIONS 4 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, WHETHER BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, WARRANTY, OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES

Management Services Agreement

6. Competition. Owner acknowledges and agrees that Manager shall during the Term have the right to conduct, and shall in no way by virtue of this Agreement be prohibited, restricted, or otherwise limited from conducting, any business activities or operations, including recreational cannabis producing, processing, wholesale distribution, and retail sales operations on properties owned, leased, or under management of owners of other properties in the vicinity of the Licensed Premises, without Manager being in violation of any of the provisions, terms, and conditions of this Agreement.

7. Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by first class registered mail, (c) sent by overnight air courier, or (d) sent by email without rejection, in each case, properly posted and fully prepaid to the appropriate address as set forth below. Either party may change its address for notices by notice to the other party given in accordance with this Section. Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, one day after delivery to an overnight air courier service, or when sent without rejection during normal business hours by email, or else the following business day when not sent during normal business hours.

To Owner:	To Manager:

HSCP Oregon LLC	Grown Rogue Distribution, LLC
c/o Acreage Holdings, Inc.	655 Rossanley
450 Lexington Avenue, #3308	Medford, OR 97530
New York, NY 10163	Attention: Obie Strickler
Attention: Zach Davis	Email: obie@grownrogue.com
Email: z.davis@acreageholdings.com

With a copy to:	With a copy to:

Cozen O’Connor	Tonkon Torp LLP
One Liberty Place	888 SW Fifth Avenue, Suite 1600
1650 Market Street	Portland OR 97204
Philadelphia, PA 19103	Attention: Jeffrey Woodcox
Attention: Joseph C. Bedwick	Email: jeff.woodcox@tonkon.com
E-mail: jbedwick@cozen.com

8. Status of the Parties. Owner and Manager hereby acknowledge and agree that this Agreement constitutes only a management agreement and the Parties are not joint venturers or partners of any type. Manager will endeavor to follow the suggestions of Owner so far as possible in the operation of the Business on the Licensed Premises, but in the absence of special instructions agreed upon by the Parties, reserves the right to perform all acts which it deems necessary or desirable in connection with the care and operation of the Business on the Licensed Premises at such times as it, in its judgment, deems proper. Nothing in this Agreement is intended to create an unauthorized ownership or financial interest in the

Management Services Agreement

Business prior to OLCC approval of any change of ownership applications submitted by the Parties.

9. Assignment. Except as provided in this Agreement, this Agreement may not be assigned or encumbered in any manner by Manager or Owner without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned, or delayed.

10. Performance. The Parties understand and agree that Manager, in the performance of its services under this Agreement, shall exercise the judgment and care, under the circumstances then prevailing, which the average manager of recreational marijuana production, processing, and wholesale distribution facilities performing like services as Manager performs hereunder would exercise in the conduct and management of like properties in Jackson County, Oregon. Time is of the essence of this Agreement.

11. Disclaimer of Representations and Warranties. Manager acknowledges and agrees that all information, data, and statements, heretofore or hereafter made or to be made by Owner to Manager, are Owner’s opinion only and are not representations, guarantees, or warranties. Owner expressly disclaims, and Manager acknowledges and accepts such disclaimers, any representations, guarantees, or warranties, including warranties of merchantability, whether express or implied, regarding the services, materials, information, or data to be furnished in connection with the Licensed Premises under this Agreement or otherwise. Subject to Manager’s indemnification obligations under Section 4.1, the Parties agree that the risk of any loss or damage, either general, special, or consequential, to the Licensed Premises or the Business, shall rest solely on Owner, and Manager shall not be responsible for any such loss or damage. Owner acknowledges and agrees that Manager has no responsibility or liability for the condition of the Licensed Premises at the commencement of the Term. Nothing in this Section 11 shall negate, amend, or otherwise modify or affect in any respect the representations and warranties made by Owner in the Purchase Agreement.

12. Force Majeure Clause. Manager shall not be required to perform, and shall not be in default of any provisions of this Agreement for such noncompliance, if the nonperformance is caused by, arises out of, or results from: (a) strikes, work stoppages or labor demands or difficulties, labor shortages, or inability to procure labor; (b) shortages of equipment, materials, or supplies, or shortages or lack of processing facilities; (c) water shortages; (d) car or truck shortages; (e) transportation difficulties; (f) vendor supply shortages or emergencies, including, without limitation, shortages or unavailability of material supplies, fertilizer, weed control supplies, pest control supplies, and vehicles and aircraft to provide vendor supply services; (g) war, hostilities, or local and national emergencies, (h) pandemics or epidemics; (i) acts of God or the elements, including, without limitation, fires, frost, rain, hail, and flooding; (j) mechanical breakdowns; (k) power and utility failures or shortages; or (l) causes otherwise beyond the control of Manager.

13. Governing Law and Venue. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the Transactions may be instituted in the federal courts of the United States of America or the

Management Services Agreement

courts of the State of Oregon in each case located in the city of Portland and county of Multnomah, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

14. Waiver of Jury Trial. Each Party hereby waives any right to a trial by jury in any action seeking to enforce any provision of this Agreement, for damages for any breach under this Agreement, or otherwise for enforcement of any right or remedy hereunder.

15. Attorneys’ Fees. In the event of any legal action by any Party as against the other Party by reason of the breach of any covenant or condition in any way arising out of or connected with this Agreement, then and in that event the Party in whose favor award or final judgment shall be entered shall be entitled to have and recover from the other Party reasonable attorney’s fees together with the costs and expenses, including expert fees, to be fixed by the arbitrators or court where said award or judgment shall be made or entered.

16. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

17. Successors. This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, and successors of the Parties.

18. Amendment. This Agreement may be amended only by a written agreement signed by Owner and by Manager.

19. Interpretation. As used in this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the term “or” is nonexclusive; and (c) the words “will” and “shall” have the same meaning. The headings and captions used in this Agreement are for convenience of reference only and will not limit or in any way affect the interpretation of any provision of this Agreement. Each Party has been represented by independent legal counsel or afforded the opportunity of representation by independent legal counsel. Therefore, this Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared the Agreement.

20. Entire Agreement. This Agreement and its exhibits contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to the subject matter of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Management Services Agreement

22. No Defense. Each Party agrees that this Agreement’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

Management Services Agreement

IN WITNESS WHEREOF, the Parties hereto have entered into and executed this Agreement as of the Effective Date, in the County of Jackson, state of Oregon.

OWNER:		MANAGER:

HSCP OREGON, LLC		GROWN ROGUE DISTRIBUTION, LLC

By:		By:
Name:	Kevin Murphy	Name:
Title:	Manager	Title:
Date:		Date:

Management Services Agreement

Signature Page

Schedule 3.1

Schedule of Expenses

Rent: $18,500

Internet & Security: $900

Utilities: $2,100

Total Monthly Expenses: $21,500

Management Services Agreement